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                                     [LETTERHEAD]


August 23, 1996





To Whom It May Concern:

We consent to the reference to Arent Fox Kintner Plotkin & Kahnin this Registration Statement of Ultrafem, Inc., on Form S-1 in the "Risk Factors" and "Business" sections of the prospectus of Ultrafem, Inc., which are part of this Registration Statement.

ARENT FOX KINTNER PLOTKIN & KAHN


By: /s/ Peter S. Reichertz
    ---------------------------
    Peter S. Reichertz